EMPLOYMENT AGREEMENT

THIS Employment Agreement ("Agreement") is hereby entered into and made effective this first day of June 2009, by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the "Company"), and Dale Van Voorhis of Hiram, Ohio ("Van Voorhis").

RECITALS

1. The Company is engaged in the business of developing theme parks and attractions and related service enterprises and desires to acquire and retain qualified, experienced leadership in this endeavor.

2. Van Voorhis has had considerable experience as a corporate executive officer including executive responsibilities in major companies and has accumulated considerable executive and corporate expertise. Further, Van Voorhis has developed unique expertise regarding the operation and financial management of theme parks of major national companies and has gained valuable knowledge while serving in a management capacity with said companies and related services enterprises to said companies.

3. In view of his effective service in the operation and financial management of Company assets, the Company has determined that it desires to continue the employment of Van Voorhis, however, now Chief Operating Officer and Chairman of the Board of Directors according to the terms as set forth below.

4. The Company has accumulated substantial short-term debt during the past year. The Company has depleted its liquid capital base during the last year. The Company recognizes that the above circumstances make the acceptance of employment by Van Voorhis less desirable and more fraught with risk when compared to other employment opportunities available.

5. In consideration for the terms of this Agreement, Van Voorhis desires to be employed by the Company as its Chief Operating Officer and Chairman of the Board of Directors.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT.

The Company hereby employs, engages and hires Van Voorhis, on a part-time basis, as its Chief Operating Officer and Chairman of the Board of Directors, on the terms and conditions hereinafter set forth, and Van Voorhis hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth and as further clarified in Schedule "A" attached hereto.

II. TERMS OF EMPLOYMENT. The term of employment under this Agreement shall be for a period of five (5) years commencing as of June 1, 2009 and terminating on May 31, 2014.

III. SERVICES, DUTIES AND RESPONSIBILITIES.

1. On a part time-basis, Van Voorhis will faithfully and to the best of his ability serve the Company in his capacity as its Chief Operating Officer and Chairman of the Board of Directors, subject to direction of the Chief Executive Officer and the policy direction of the Board of Directors of the Company. Van Voorhis shall perform such services and duties as are customarily performed by one holding the positions of Chief Operating Officer and Chairman of the Board of Directors of a public corporation.

2. As Chief Operating Officer and Chairman of the Board of Directors, Van Voorhis shall be responsible for the overall operational management of the Company's business. Van Voorhis will devote his energy and skill on a part-time basis to his employment with the Company. Such duties shall be rendered where Van Voorhis elects, and at such other place or places as the Company shall require or as interests, needs, business or opportunity of the Company shall require, subject to the part time-nature of this employment.

3. Van Voorhis shall be responsible for reporting to the Chief Executive Officer and to the Board of Directors as directed by the Chief Executive Officer.

4. Subject to the Company's continuing ability to pay Van Voorhis' salary on a regular basis as hereinafter provided, Van Voorhis will devote his energy and skill on a part time basis providing the services and carrying out the duties and responsibilities of his employment with the Company.

5. Van Voorhis shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Van Voorhis from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Van Voorhis may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties to the Company

and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV. COMPENSATION

1. Salary. Commencing June 1, 2009, the Company shall pay Van Voorhis a salary at the rate of $75,000.00 (Seventy-five thousand dollars) per year, payable monthly on the last day of each month. Said salary will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Van Voorhis, it shall be subject to increase by the Company Board of Directors, which shall review the salary annually. The salary shall be guaranteed during the entire 5-year term of this agreement.

2. Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company will establish a Deferred Compensation Plan for its senior executives, including Van Voorhis, provided that he is at that time employed by the Company.

3. Benefits. As soon as it is financially able as determined by the Board of Directors, the Company shall provide the following benefits to Van Voorhis, provided that he is at that time employed by the Company:

(a) Participation in a group medical plan;
(b) Comprehensive dental care plan;
(c) Life insurance in an amount of at least four times Van Voorhis' annual salary, with the beneficiary of said insurance to be named by Van Voorhis;
(d) Disability insurance;

VI. DIRECTORS AND OFFICERS INSURANCE.

The Company has purchased and maintains Directors' and Officers' liability insurance, including coverage for Van Voorhis, in an amount of not less than $3,000,000.00 (three million dollars).

VII. INDEMNIFICATION. The Company shall indemnify Van Voorhis, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Van Voorhis as a result of his having been, an officer and/or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses. The foregoing right of indemnification shall not be exclusive of other rights to which Van Voorhis may be entitled.

VIII. BUSINESS EXPENSE REIMBURSEMENT.

The Company shall reimburse Van Voorhis for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Van Voorhis of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. From time to time it may be deemed appropriate for Van Voorhis to be accompanied by his wife where her presence is deemed beneficial to the interests of the Company. On such occasions Van Voorhis shall be reimbursed for all of her reasonable expenses incurred for transportation, travel expense, board and room, and entertainment. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Van Voorhis shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX. TERMINATION OF EMPLOYMENT.

1. Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Van Voorhis for cause, which shall consist of two classes: cause involving malfeasance on the part of Van Voorhis, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Van Voorhis must be returned to the Company.

2. Malfeasance Termination for Cause. In the event the employment of Van Voorhis is terminated on the grounds of malfeasance, then, all compensation, including salary, stock options, bonuses, deferred compensation and benefits will cease immediately. Termination for cause on grounds of malfeasance includes, but is not limited to, the following conduct:

(1) Breach of any restrictive covenant contained herein against competition or disclosure of trade secrets;

(2) Continued failure and refusal to carry out the duties and responsibilities of office under this Agreement within a reasonable time following written notice from the Chief Executive Officer requiring the subject performance;

(3) Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Chief Executive Officer to cure such breach;

(4) Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Chief Executive Officer to cease such

conduct;

(5) Commission of a felony.

3. No-Fault Termination for Cause. At no fault of Van Voorhis, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, "takeover" of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4. Rights, Options, and Benefits Surviving No-Fault Termination for Cause. In the event of termination of Van Voorhis' employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, except for death or disability (see below), Van Voorhis shall be entitled to the following compensation under this Agreement:

(a) Then present salary for the entire remainder of the term of this Agreement;

(b) The sum of $225,000.00 (two hundred and twenty-five thousand dollars) all due and payable as a condition to the transaction giving rise to the termination.

5. Sale/Take-Over Termination Payment. In the event the employment of Van Voorhis is terminated because of the sale of the business (either asset or stock sale), merger, consolidation, or by "takeover" by an outside entity or group, then, Van Voorhis shall be entitled to a termination payment of $225,000.00 (two hundred and twenty-five thousand dollars), in addition to his salary.

6. Resignation. In the event Van Voorhis resigns, then, unless otherwise agreed between the parties in writing, Van Voorhis will be entitled to one month's salary following notice of resignation. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

7. Death or Disability. In the event Van Voorhis' employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply in that respective event:

(a) In the event of Van Voorhis' death, the Company shall:
- Pay to Van Voorhis' designated beneficiary an amount equal to Van Voorhis' salary for a six (6) month period next following his death;

(b) In the Event of Van Voorhis' disability, the Company shall:
- Pay to Van Voorhis an amount equal to Van Voorhis' salary for a six (6) month period next following medical notice to the Company of disability.

X. RESTRICTIVE COVENANTS.

1. Confidential information. Van Voorhis covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a. Customers lists, contracts, and other sales and marketing information;
b. Financial information, cost data;
c. Formulas, trade secrets, processes and devices related to the operation of the theme parks;
d. Supply sources, contracts;
e. Business opportunities relating to developing new business for the Company;
f. Proprietary plans, procedures, models and other proprietary information of the Company.

2. Affirmative Duty to Disclose. Van Voorhis shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Van Voorhis is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Van Voorhis shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3. Covenant Not to Compete. For a period of three (3) years following the termination of his employment with the Company, Van Voorhis shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or which Company has designated, during the term of this Agreement, for acquisition, within 3 years.

4. Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company's procedures for acquisition of theme parks and related businesses and of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5. Arbitration. Any controversy, claim, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of

the American Arbitration Association shall apply subject to the following modifications:

a. The venue for said arbitration shall be LaGrange, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.
b. The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

XI. NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:	Parks! America, Inc. P.O. Box 1197 Pine Mountain, Georgia 31822
VAN VOORHIS:	Dale Van Voorhis 5684 Pioneer Trail Hiram, Ohio 44234

XII. GENERAL PROVISIONS

1. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.
2. Amendments. This Agreement may be amended only in writing signed by both parties.
3. Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.
4. Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.
5. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.
6. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.
7. Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties.

8. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Georgia.

9. Severability. In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement, which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY: PARKS! AMERICA, INC.

BY_______________________

TRISTAN R. PICO, CEO

ATTEST:

____

JAMES MEIKLE, DIRECTOR

PARTY: BY_______________________

DALE VAN VOORHIS, CHAIRMAN and COO

SCHEDULE ‘A’

Job Description for Chief Operating Officer, Dale Van Voorhis

- Strategic Oversight
  - Work with CEO in establishing and communicating Company mission statement and core values
  - Identify potential acquisitions
  - Lead market assessment and due diligence efforts for potential acquisitions
  - Lead efforts in negotiations of acquisition
  - Report to Board of Directors on matters material to the company
- Operations
  - Serve as primary internal-facing company officer
  - Primary responsibility for oversight of parks operations
  - Supervise park presidents as direct reports regarding daily operating activities
  - Work with CEO on non-ordinary course operating decisions for parks and staffing subsidiaries
  - Make recommendations for hire / fire decisions
- Finance
  - Primary responsibility for developing annual operating budget and capital expenditure forecast in connection with local park presidents and CFO
  - Coordinate with CFO to maintain adherence to annual operating budget